50.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Exhibit II.6

Report of the Audit Committee

In compliance with Section 359(6) of the Companies and Allied Matters Act, we have -

(a)	reviewed the scope and planning of the audit requirements;

(b)	reviewed the external Auditors’ Memorandum of Recommendations on Accounting Policies and Internal Controls together with Management Responses; and

(c)	ascertained that the accounting and reporting policies of the Company for the year ended 30 June 2012 are in accordance with legal requirements and agreed ethical practices.

In our opinion, the scope and planning of the audit for the year ended 30 June 2012 were adequate and the Management Responses to the Auditors’ findings were satisfactory.

Mr. G. O. Ibhade

Chairman, Audit Committee

10 September 2012

Members of the Audit Committee

Mr. G. O. Ibhade	-	Shareholder/Chairman
Dr. M. O. Ojinka	-	Shareholder
Mr. N. Ezechukwu	-	Shareholder
Mr. B. E. Gwadah	-	Director
Mr. P.J. Jenkins	-	Director
Mrs. I.C. Mafeni	-	Director (resigned with effect from 13 April 2012)
Mr. F.O. Agbonlahor	-	Director (resigned with effect from 09 February 2012)
Mr. S. A. Baraz	-	Director (resigned with effect from 04 November 2011)

Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012      51.

Statement of Directors’

Responsibilities

for the year ended 30 June 2012

The directors accept responsibility for the preparation of the annual financial statements set out on pages 51 to 71 that give a true and fair view in accordance with Statements of Accounting Standards applicable in Nigeria and in the manner required by the Companies and Allied Matters Act of Nigeria.

The directors further accept responsibility for maintaining adequate accounting records as required by the Companies and Allied Matters Act of Nigeria and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement whether due to fraud or error.

The directors have made an assessment of the Company’s ability to continue as a going concern and have no reason to believe the Company will not remain a going concern in the year ahead.

SIGNED ON BEHALF OF THE BOARD OF DIRECTORS BY:

Signature	Signature

SENI ADETU	LISA NICHOLS
Name	Name

12 September 2012	12 September 2012
Date	Date

52.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

KPMG Professional Services KPMG Tower Bishop Aboyade Cole Street Victoria Island PMB 40014, Falomo Lagos	Telephone	234 (1) 271 8955 234 (1) 271 8599

	Fax	234 (1) 462 0704
	Internet	www.ng.kpmg.com

Independent Auditor’s Report

To the Members of Guinness Nigeria Plc

Report on the Financial Statements

We have audited the accompanying financial statements of Guinness Nigeria Plc (“the Company”), which comprise the balance sheet as at 30 June 2012, and the profit and loss account, statement of cash flows and value added statement for the year then ended, and the statement of accounting policies, notes to the financial statements and the five year financial summary, as set out on pages 51 to 71.

Directors’ Responsibility for the Financial Statements

The directors are responsible for the preparation of financial statements that give a true and fair view in accordance with Statements of Accounting Standards applicable in Nigeria and in the manner required by the Companies and Allied Matters Act of Nigeria, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with international Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors judgment including the assessment of the risks of mateiral misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s inernal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of Guinness Nigeria Plc as at 30 June 2012, and of its financial performance and cash flows for the year then ended in accordance with Statements of Accounting Standards applicable in Nigeria and in the manner required by the Companies and Allied Matters Act of Nigeria.

Report on Other Legal and Regulatory Requirements

Compliance with the Requirements of Schedule 6 of the Companies and Allied Matters Act of Nigeria

In our opinion, proper books of account have been kept by the Company, so far as appears from our examination of those books and the Company’s balance sheet and profit and loss account are in agreement with the books of account.

12 September 2012
Lagos, Nigeria

KPMG Professional Services, a Partnership established under
Nigeria law, is a member of KPMG International Cooperative
(“KPMG International”); a swiss entity. All rights reserved.

Registered in Nigeria No BN 986925

Abayomi D. Sanni Adetola P. Adeyemi Ayodele H. Othihiwa Goodluck C. Obi Oladapo R. Okubadejo Oluseyi T. Bickersteth Victor U. Onyenkpa	Adebisi O. Lamikanra Adewale K. Ajayi Ayo L. Salami Joseph O. Tegbe Oladimeji I. Salaudeen Oluwatoyin A. Gbagi	Adekunle A. Elebute Ajibola O. Olomola Chibuzor N. Anyanechi Kabir O. Okunlola Olumide O. Olayinka Tayo I. Ogungbenro

Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012      53.

Statement of Accounting Policies

A summary of the principal accounting policies, all of which have been consistently applied throughout the current and preceding years, is set out below:

a. Basis of Preparation of Financial Statements

The financial statements are prepared under the historical cost convention as modified by the revaluation of certain leasehold land and buildings, plant and machinery.

b. Turnover

Turnover represents the value of beer, ready-to-drink and malt beverages despatched to third parties, net of Value Added Tax (VAT) and discounts.

c. Fixed Assets

Fixed assets are stated at cost or valuation less accumulated depreciation. Cost includes expenditure directly attributable to the acquisition of the fixed asset. When parts of an item of fixed assets have different useful life, they are accounted for as separate items of fixed assets. Costs relating to fixed assets under construction or in the process of installation are disclosed as assets in progress.

Borrowing costs that are directly attributable to qualifying fixed assets are capitalised. Qualifying fixed assets are those that necessarily take a substantial period of time to build. Capitalisation of borrowing costs continues up to the date that the assets are available for use in production.

d. Depreciation of Fixed Assets

Depreciation is calculated to write off the cost or valuation of fixed assets on a straight-line basis over the expected useful life of each asset. The principal annual rates used for this purposes are:

Leasehold land and buildings	-	2% or period of lease (whichever is lower)
Plant and machinery
- Heavy	-	5%
- Light	-	10%
- Chillers and generators	-	33.33%
Furniture and equipment	-	20%
Motor vehicles	-	25%

Depreciation is not calculated on fixed assets until they are available for use.

Assets in progress are not depreciated. The attributable cost of each asset is transferred to the relevant asset category immediately the asset is available for use and depreciated accordingly.

Gains or losses on disposal of fixed assets are included in the profit and loss account.

e. Intangible Assets

Intangible assets are recognised if, and only if, it is probable that the expected future economic benefits that are attributable to the assets will flow to the Company and the cost of the assets can be measured reliably.

Intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortisation and accumulated impairment losses. Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates.

Intangibles are amortised on a straight line basis over their estimated useful lives from the date that they are available for use, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Amortisation is recognised in the profit and loss account.

The estimated useful lives for intangible assets are as follows:

• Computer Software – SAP	-	5 1⁄2 years
• Computer Software – Others	-	3 years

54.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

f. Stocks

Stock is valued at the lower of cost and net realisable value and is stated net of allowances for obsolete, slow moving or defective items, where appropriate. Cost incurred in bringing each stock item to its present location and condition is derived as follows:

i.	Raw materials, Packaging materials (excluding bottles and crates) and engineering spares	-	Purchase cost on a weighted average basis including transportation and applicable clearing charges.

ii.	Finished products and products in process	-	Average cost of direct materials and labour plus the appropriate amount attributable to production overheads based on normal production capacity.

iii.	Bottles and crates	-	Deposit value which is deemed to be the net realisable value

iv.	Stock in transit	-	Purchase cost incurred to date.

Weighted average and average cost are reviewed periodically to ensure they consistently approximate historical cost.

Changes in the valuation of bottles and crates (principally as a result of changes in the deposit value) are taken to the profit and loss account to the extent that changes do not exceed historical costs.

Net realisable value is based on estimated normal selling price less further costs expected to be incurred to completion and disposal.

g. Debtors

Debtors are stated after deduction of allowances for debts considered bad or doubtful of recovery. Sale of debtor balances to third parties is recorded as a reduction to the debtor balance when there is no recourse to the Company. Loss on the sale of debtor balances is recorded in the profit and loss account as part of interest expense.

h. Provisions

A provision is recognised only if, as a result of a past event, the Company has a present legal or constructive obligation that can be reliably estimated, and it is probable that an outflow of economic benefits will be required to settle the obligation.

i. Restructuring

A provision for restructuring is recognised when the Company has approved a detailed and formal restructuring plan and the restructuring has either commenced or been formally communicated to its employees.

ii. Onerous Contracts

A provision for onerous contracts is recognised when the expected benefits to be derived by the Company from a contract are lower than unavoidable costs of meeting obligations under the contract. The provision is measured at the present value of the lower of expected costs of terminating the contract and the expected net costs of continuing with the contract. Before a provision is established, the Company recognises any impairment loss on the assets associated with that contract.

i. Foreign Currencies

Transactions denominated in foreign currencies are converted into Naira and recorded at the exchange rates ruling on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are re-converted into Naira at the rates of exchange ruling at the balance sheet date or where appropriate, at the contracted rate of exchange if the balance is to be settled at a contracted rate. Any gain or loss arising from a change in exchange rates, subsequent to the dates of transactions, is included as an exchange gain or loss, in the profit and loss account.

j. Employees Benefits

i. Pension

In line with the provisions of the Pension Reform Act 2004, the Company instituted a defined contribution pension scheme for its management and non-management staff. Staff contributions to the schemes are funded through payroll deductions while the Company’s contribution is charged to the profit and loss account. The Company contributes 10% and 12% for management and non-management staff respectively while employees contribute 7.5% of their insurable earnings (basic, housing and transport allowance).

ii. Gratuity

(a). Defined Benefit Scheme

Lump-sum benefits payable upon retirement or resignation of employment are fully accrued over the service lives of management and non-management staff under this scheme. Employees under the defined benefit scheme are those who had served a minimum of 5 years on or before 31 December 2008 when the scheme was terminated. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains or losses and curtailment gains or losses arising from valuations are charged in full to the profit and loss account. The Company ensures that adequate arrangements are in place to meet its obligation under the scheme.

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(b). Defined Contribution Scheme

The Company has a defined contribution gratuity scheme for management and non-management staff which is funded. Under this scheme, a specified amount is contributed by the Company and charged to the profit and loss account over the service life of the employees.

iii. Long Service Awards

Long service awards are payable upon completion of certain years in service and accrued over the service lives of the employees. The charge to the profit and loss account is based on independent actuarial valuation performed using the projected unit credit method. Actuarial gains or losses arising from the valuation are charged in full to the profit and loss account.

k. Income Tax

Income tax expenses/credits are recognised in the profit and loss account.

Current income tax is the expected amount of income tax payable on taxable profits for the year determined in accordance with the Companies Income Tax Act (CITA) using statutory tax rates at the balance sheet date and any adjustment to tax payable in respect of previous years.

Tertiary education tax is assessed at 2% of assessable profits while capital gains tax is assessed at 10%, where applicable, of the capital gain.

l. Deferred Taxation

Deferred taxation, which arises from differences in the timing of recognition of items in the accounts and by tax authorities, is calculated using the liability method. Deferred tax is provided on all temporary differences at the rates of tax likely to be in force at the time of reversal.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the assets can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised. Deferred tax is charged to the profit and loss account except to the extent that it relates to a transaction that is recognised directly in equity.

m. Leases

i. Where the Company is the lessee

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. At the beginning of the lease term, the leased asset is measured at an amount equal to the fair value of the leased asset less the present value of unguaranteed or partially guaranteed residual value, which would accrue to the lessor at the end of the term of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent lease payments are accounted for by revising the minimum lease payments over the remaining term of the lease when the lease adjustment is confirmed.

Other leases are classified as operating leases and are not recognised in the Company’s balance sheet. Payments made under operating leases are recognised in the profit and loss account on a straight line basis over the term of the lease.

ii. Where the Company is the lessor

When assets are held subject to a finance lease, the transactions are recognised in the books of the Company at the net investments in the lease. Net investment in the lease is the gross investment in the lease discounted at the interest rate implicit in the lease. The gross investment is the sum of the minimum lease payments plus any residual value payable on the lease. The discount on lease is defined as the difference between the gross investment and the present value of the asset under the lease. The discount is recognised as unearned in the books of the Company and charged to the profit and loss account as they are earned over the life of the lease at a basis that reflects a constant rate of return on the Company’s net investment in the lease.

When assets are held subject to an operating lease, the assets are recognised as fixed assets based on the nature of the asset and the Company’s normal depreciation policy for that class of asset applies. Lease income is recognised on a straight line basis over the lease term. All indirect costs associated with the operating lease are charged as incurred to the profit and loss account.

56.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Statement of Accounting Policies

n. Impairment

The carrying values of the Company’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indications exist, the asset’s recoverable amount is estimated. An impairment loss is recognised whenever the carrying value of an asset exceeds its recoverable amount.

Impairment losses are recognised in the profit and loss account except where they relate to previously revalued assets, in which case, they are recognised directly against any revaluation surplus to the extent that an amount is included in the revaluation reserve account for the related assets, with any remaining loss recognised in the profit and loss account.

o. Revaluation Reserve

Surpluses/deficits arising on the revaluation of individual fixed assets are credited/debited to a non-distributable reserve known as the revaluation reserve. Revaluation deficits in excess of the amount of prior revaluation surpluses on the same assets are charged to the profit and loss account.

On disposal of a previously revalued fixed asset, an amount equal to the revaluation surplus attributable to that asset is transferred from the revaluation reserve to general reserve.

p. Cash and Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, cash balances with banks, bank overdrafts and short-term deposits with original maturities of three months or less.

q. Unclaimed Dividends

Unclaimed dividends are amounts payable to shareholders in respect of dividend previously declared, which have remained unclaimed by the shareholder. In compliance with section 385 of the Companies and Allied Matters Act of Nigeria, dividends unclaimed after twelve (12) years are transferred to general reserve.

r. Government Grant

Export expansion grants, which compensate the Company for expenses incurred in making exports, are recognised when there is reasonable assurance that they will be received and the Company has complied with the conditions associated with the grant.

s. Interest Expense

Interest expense comprises interest on borrowings and bank charges and is recognised in the profit and loss account.

t. Interest Income

Interest income comprises interest on funds invested. Interest income is recognised in the profit and loss account, when it is probable that the economic benefits will flow to the Company and the amount of income can be measured reliably.

u. Short-term Investments

Short-term investments are valued at the lower of cost and market value. The carrying amount is determined on an item by item basis. The amount by which cost exceeds market value is charged to the profit and loss account.

Realised gains and losses on disposal of short-term investments are recognised in the profit and loss account.

v. Segment Reporting

A segment is a distinguishable component of the Company that is engaged either in providing related products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and returns that are different from those of other segments.

Segment information is required to be presented in respect of the Company’s business and geographical segments, where applicable. The Company’s primary format for segment reporting is based on geographical segments. The geographical segments are determined by management based on the Company’s internal reporting structure.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

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Profit and Loss Account

for the year ended 30 June 2012

	Note	2012	2011
		N’000	N’000

TURNOVER	2	126,288,184	123,663,125
Cost of Sales		(70,088,245)	(68,619,520)

GROSS PROFIT		56,199,939	55,043,605

Advertising and promotion expenses		(11,182,679)	(9,790,639)
Distribution expenses		(13,424,380)	(11,327,533)
Administrative expenses		(9,522,147)	(8,196,926)
Other income	3	790,690	809,994

OPERATING PROFIT		22,861,423	26,538,501

Interest income	4(a)	306,990	203,315
Interest expense	4(b)	(2,093,463)	(564,850)

PROFIT BEFORE TAXATION	5	21,074,950	26,176,966

Taxation	7(a)	(6,403,755)	(8,249,032)

PROFIT AFTER TAXATION		14,671,195	17,927,934

APPROPRIATION:

Transfer to general reserve	23	14,671,195	17,927,934

Earnings per share (kobo)	9	995	1,216

Declared dividend per share (kobo)	9	1,000	825

The Directors recommend, subject to approval at the next Annual General Meeting, the payment of a final dividend of N11.8 billion (2011: N14.7 billion), which based on the number of ordinary shares in issue on 30 June 2012, represents a dividendof 800 kobo per ordinary share (2011: 1,000k). As an alternative, the Directors also recommend, subject to shareholder’s approval, an option of a scrip dividend, which at the current trading price, represents an option of 1 ordinary share for every 33 ordinary shares held by each shareholder. The dividend is subject to deduction of withholding tax at the applicable rate.

To qualify for the scrip dividend option, shareholders must complete and return their scrip dividend mandate form to the company’s Registrar no later than 15 October 2012. Explanatory Notes on the Scrip Dividend will accompany the Notice of Annual General Meeting and the Financial Statements.

The accounting policies on pages 51 to 54 and accompanying notes on pages 58 to 69 form an integral part of these financial statements.

58.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Balance Sheet

as at 30 June 2012

	Note	2012	2011
		N’000	N’000

NON-CURRENT ASSETS
Fixed assets	10	63,709,332	46,098,557
Intangible assets	11	679,792	1,031,280
Long term debtors and prepayments	12	522,072	675,476

TOTAL NON-CURRENT ASSETS		64,911,196	47,805,313

CURRENT ASSETS
Stocks	13	21,998,519	17,381,132
Debtors and prepayments	14	10,852,303	18,133,997
Short-term investment		—	774,000
Cash and cash balances	15	4,772,154	8,080,590

TOTAL CURRENT ASSETS		37,622,976	44,369,719

CURRENT LIABILITIES
Creditors and accruals	16	(24,425,994)	(26,290,156)
Taxation	7(b)	(5,189,181)	(6,324,044)
Dividend payable	8	(4,452,710)	(3,921,648)
Bank overdraft	17	(4,928,916)	—

NET CURRENT (LIABILITIES)/ASSETS		(1,373,825)	7,833,871

TOTAL ASSETS LESS CURRENT LIABILITIES		63,537,371	55,639,184

NON-CURRENT LIABILITIES
Deferred taxation	18	(11,584,733)	(10,282,960)
Finance lease obligation	20(a)	(8,513,058)	(1,332,933)
Gratuity and long service awards	19(a)	(3,087,076)	(3,739,799)

NET ASSETS		40,352,504	40,283,492

CAPITAL AND RESERVES
Share capital	21	737,463	737,463
Share premium		1,545,787	1,545,787
Revaluation reserve	22	3,392,339	3,524,134
General reserve	23	34,676,915	34,476,108

SHAREHOLDERS’ FUNDS		40,352,504	40,283,492

SIGNED ON BEHALF OF THE BOARD OF DIRECTORS BY:

SENI ADETU	) ) Directors )

LISA NICHOLS

Approved by the Board of Directors on 12 September 2012

The accounting policies on pages 51 to 54 and accompanying notes on pages 58 to 69 form an integral part of these financial statements.

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Statement of Cash Flows

for the year ended 30 June 2012

	Note	2012	2011
		N’000	N’000

Cash Flows from Operating Activities
Operating profit before working capital changes	24	28,481,172	31,093,371
Working capital changes:
Increase in stocks		(4,617,387)	(1,228,426)
Decrease/(increase) in debtors and prepayments		7,280,647	(4,684,959)
Decrease/(increase) in long term debtors and prepayments		153,404	(232,946)
Decrease in deposits for imports		—	375,534
Increase in creditors and accruals*		1,276,982	4,752,160

		32,574,818	30,074,734

Gratuity paid	19(b)	(433,470)	(216,822)
Long service awards paid	19(c)	(85,699)	(70,606)
Income tax paid	7(b)	(6,231,075)	(6,219,973)
VAT paid		(4,600,334)	(4,036,560)

Net cash provided by operating activities		21,224,240	19,530,773

Cash Flows from Investing Activities
Interest received		302,267	205,490
Short term investments		—	(774,000)
Liquidation of short-term investments		774,000	—
Purchase of fixed assets		(13,530,170)	(9,730,410)
Proceeds from sale of fixed assets		310,380	411,380

Net cash used in investing activities		(12,143,523)	(9,887,540)

Cash Flows from Financing Activities
Interest paid	4(b)	(2,093,463)	(564,850)
Dividends paid	8	(14,071,121)	(13,199,123)
Payment of finance lease obligation	20(a)	(1,153,485)	(503,856)

Net cash used in financing activities		(17,318,069)	(14,267,829)

Net decrease in cash and cash equivalents		(8,237,352)	(4,624,596)
Cash and cash equivalents, beginning of year		8,080,590	12,705,186

Cash and cash equivalents, end of year		(156,762)	8,080,590

Cash and Cash Equivalents
This comprises:
Cash at bank and in hand	15	3,028,744	3,558,019
Short-term deposits with banks	15	1,743,410	4,522,571
Bank overdraft		(4,928,916)	—

		(156,762)	8,080,590

*	Value Added Tax (VAT) paid of N4.60 billion (2011: N4.04 billion) shown separately above has been adjusted for in deriving the movement in creditors and accruals.

The accounting policies on pages 51 to 54 and accompanying notes on pages 58 to 69 form an integral part of these financial statements.

60.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Notes to the Financial Statements

for the year ended 30 June 2012

1.	Reporting Entity

Guinness Nigeria Plc, a public Company was incorporated on 29 April 1950, as a trading company importing Guinness Stout from Dublin. The Company has since transformed itself into a manufacturing operation and its principal activities continue to be brewing, packaging, marketing and selling of Guinness Foreign Extra Stout, Guinness Extra Smooth, Malta Guinness, Malta Guinness Low Sugar, Harp Lager, Harp Lime Lager, Gordon’s Spark, Smirnoff Ice, Satzenbrau Pilsner Lager, Dubic Lager and Top Malt.

2.	Turnover and Operating Profit

The analysis of turnover and operating profit by geographical area is as follows:

	Turnover		Operating profit
	2012	2011	2012	2011
	N’000	N’000	N’000	N’000

Nigeria	125,637,911	123,307,459	22,581,577	26,434,399
Export	650,273	355,666	279,846	104,102

	126,288,184	123,663,125	22,861,423	26,538,501

3.	Other Income

	2012	2011
	N’000	N’000

Operating lease income (Note 10(d))	402,671	450,089
Gain on disposal of fixed assets	168,719	322,938
Sundry income	219,300	36,967

	790,690	809,994

4.	Interest

(a)	Interest income:

	2012	2011
	N’000	N’000

Interest on short-term deposits	282,189	178,384
Interest on treasury bill	23,185	3,669
Interest on loan	—	14,515
Other interest income	1,616	6,747

	306,990	203,315

(b)	Interest expense:

	2012	2011
	N’000	N’000

Interest on overdraft	791,119	61,923
Finance lease charges	661,194	202,130
Finance costs	476,926	237,923
Other interest expense	164,224	62,874

	2,093,463	564,850

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5.	Profit Before Taxation

Profit before taxation is arrived at after charging/(crediting):

	2012	2011
	N’000	N’000

Staff costs (Note 6(a))	8,242,215	7,117,637
Directors’ emoluments (Note 6(d))	79,213	92,270
Auditor’s remuneration	29,236	26,578
Depreciation of fixed assets (Note 10 (a))	5,393,836	4,499,168
Amortisation of intangible asset (Note 11)	351,587	350,800
Write-off/(write-back) of fixed assets	176,599	(104,768)
Actuarial gain on gratuity	(124,015)	(628,090)
Actuarial (gain)/loss on long service award	(555,816)	393,340
Royalties and technical service fees (Note 29(a))	2,373,419	3,553,873
Gain on disposal of fixed assets	(168,719)	(322,938)
Gain on foreign exchange, net	(273,832)	(345,225)
Plant hire costs	523,068	177,774
Operating lease rentals	3,384,923	2,960,738

6.	Staff Costs and Directors’ Emoluments

2012	2011
N’000	N’000
(a)	Staff costs

- Salaries, wages and allowances	7,559,989	6,423,755
- Pension fund contribution	447,600	384,487
- Gratuity charge/(write back) (Note 19 (b))	176,865	(377,521)
- Defined contribution charge	368,180	176,787
- Long service award (write back)/charge (Note 19 (c))	(310,419)	510,129

	8,242,215	7,117,637

(b)	Average number of persons employed:

	2012	2011
	Number	Number

Operations and Technical	814	687
Sales and Distribution	419	388
Commercial	97	88
Corporate Affairs and Human Resources	54	51
Marketing	22	23

	1,406	1,237

62.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Notes to the Financial Statements

for the year ended 30 June 2012

(c)	The number of employees of the Company whose duties were wholly or mainly discharged in Nigeria, received annual remuneration (excluding pension costs and certain benefits) in the following ranges:

	2012 Number	2011 Number

N 500,000 and below	2	2
N 500,001 - N1,000,000	44	31
N1,000,001 - N1,500,000	100	61
N1,500,001 - N2,000,000	94	38
N2,000,001 - N2,500,000	24	29
N2,500,001 - N3,000,000	72	155
N3,000,001 - N3,500,000	211	181
N3,500,001 - N4,000,000	170	171
N4,000,001 - N4,500,000	141	138
N4,500,001 - N5,000,000	118	94
N5,000,001 - N5,500,000	88	52
N5,500,001 - N6,000,000	57	61
N6,000,001 - N6,500,000	51	37
N6,500,001 - N7,000,000	43	25
N7,000,001 - N7,500,000	28	19
N7,500,001 - N8,000,000	15	17
N8,000,001 - N8,500,000	19	18
N8,500,001 - N9,000,000	17	17
N9,000,001 - N9,500,000	22	16
N9,500,001 - N10,000,000	9	4
N10,000,001 and above	81	71

	1,406	1,237

(d)	Emoluments of directors of the Company who discharged their duties wholly or mainly in Nigeria (exclusive of certain benefits, gratuity and pension) are as follows:

	2012	2011
	N’000	N’000

Fees paid to Non-Executive Directors	8,433	8,262
Fees and emoluments paid to the Chairman	19,182	16,379
Emoluments paid to Executive Directors	51,598	67,629

	79,213	92,270

The emoluments (excluding pension contributions and certain benefits) of the highest paid Director amounted to	25,843	31,424

The table below shows the number of Directors of the Company (excluding the Chairman) whose remuneration excluding certain benefits, gratuity and pension contributions (in respect of services to the Company) fell within the bands shown below:

	2012	2011
	Number	Number
N N
100,001 - 1,000,000	2	—
1,000,001 - 2,000,000	2	6
2,000,001 - 3,000,000	3	—
4,000,001 - 5,000,000	—	3
7,000,001 - 8,000,000	1	1
10,000,001 - 30,000,000	2	2

	10	12

Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012      63.

7.	Taxation

The tax charge is based on the profit for the year after adjusting for certain items of expenditure and income which are not deductible or chargeable for tax purposes and comprises:

2012	2011
N’000	N’000
(a)	Tax charge (per profit and loss account)

Income tax	4,586,932	5,688,771
Tertiary education tax	515,050	608,914
Capital gains tax	—	24,493

Charge for the year (Note (b))	5,101,982	6,322,178
Deferred tax charge (Note 18)	1,301,773	1,926,854

	6,403,755	8,249,032

2012 N’000	2011 N’000
(b)	Tax liability (per balance sheet)

Balance, beginning of year	6,324,044	6,229,669
Charge for the year (Note (a))	5,101,982	6,322,178
Payment during the year	(6,231,075)	(6,219,973)
Withholding tax credit notes utilised	(5,770)	(7,830)

Balance, end of year	5,189,181	6,324,044

8.	Dividend Payable

	2012 N’000	2011 N’000

Balance, beginning of year	3,921,648	4,952,635
Declared dividend (Note (a))	14,749,255	12,168,136
Write-back of statute-barred unclaimed dividend (Note 23)	(147,072)	—
Payments during the year	(14,071,121)	(13,199,123)

Balance, end of year	4,452,710	3,921,648

(a)	Dividend declared represents ordinary dividend declared at the Annual General Meeting held on 4 November 2011 amounting to N14,749 million in respect of the 2011 financial year (2010 financial year: N12,168 million) (Note 23).

Subject to approval by shareholders at the next Annual General Meeting, the Directors propose an ordinary dividend of 800 kobo per share (2011: 1,000 kobo per share) on the issued share capital of 1,474,925,519 ordinary shares of 50 kobo each being the number of ordinary shares in issue and ranking for dividend. As an alternative, the Directors also recommend an option of a scrip dividend, which at the current trading price, represents an option of 1 ordinary share for every 33 ordinary shares held by each shareholder. The dividend is subject to deduction of withholding tax at the applicable rate. To qualify for the scrip dividend option, shareholders must complete and return their scrip dividend mandate form to the Company’s registrar no later than 15 October 2012.

(b)	Analysis of dividend payable is as follows:

	2012	2011
	N’000	N’000

Held with Registrar (Note 14(a))	2,738,234	2,053,648
Held as Treasury bill	—	774,000
Held in a separate bank account (Note 15 (a))	1,714,476	1,094,000

Balance, end of year	4,452,710	3,921,648

64.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Notes to the Financial Statements

for the year ended 30 June 2012

9.	Basic Earnings and Declared Dividend per Share

Basic earnings and declared dividend per share are based on profit after taxation of N14,671 million (2011: N17,928 million) and declared dividends of N14,749 million (2011: N12,168 million) respectively and on 1,474,925,519 (2011: 1,474,925,519) ordinary shares of 50 kobo each, being the number of ordinary shares in issue and ranking for dividend.

10.	Fixed Assets

(a)	The movement on these accounts during the year was as follows:

	Leasehold Land and Buildings N’000	Plant and Machinery N’000	Furniture and Equipment N’000	Motor Vehicles N’000	Assets in Progress N’000	Total N’000
Cost or Valuation:
At 1 July 2011	8,796,636	42,108,438	2,406,809	4,978,709	13,837,964	72,128,556
Additions	5,718	359,411	45,283	22,103	22,890,455	23,396,970
Transfers	5,970,807	21,720,959	318,707	1,115,293	(29,125,766)	—
Reclassifications (Note 11)	—	—	(3,555)	—	—	(3,555)
Write-offs	(19,413)	(2,275,855)	(1,543,025)	(707,654)	—	(4,545,947)
Disposals	—	(222,712)	(2,023)	(389,760)	—	(614,495)

At 30 June 2012	14,753,748	61,690,241	1,222,196	5,018,691	7,602,653	90,287,529

Depreciation:
At 1 July 2011	1,408,890	19,240,533	1,980,464	3,400,112	—	26,029,999
Charge for the year	251,669	4,089,470	246,330	806,367	—	5,393,836
Reclassifications (Note 11)	—	—	(3,456)	—	—	(3,456)
Write-offs	(16,121)	(2,105,109)	(1,540,464)	(707,654)	—	(4,369,348)
Disposals	—	(96,582)	(578)	(375,674)	—	(472,834)

At 30 June 2012	1,644,438	21,128,312	682,296	3,123,151	—	26,578,197

Net Book Value:
At 30 June 2012	13,109,310	40,561,929	539,900	1,895,540	7,602,653	63,709,332

At 30 June 2011	7,387,746	22,867,905	426,345	1,578,597	13,837,964	46,098,557

(b)	Certain leasehold land and buildings, plant and machinery were revalued on 2 January 1997 by Messrs Knight Frank (Nigeria) – Chartered Surveyors, on the basis of their depreciated replacement cost. The values were incorporated in the books at that date. Surpluses arising on revaluation were credited to the fixed assets revaluation reserve. Additions subsequent to revaluations are stated at cost. Fixed assets are revalued periodically as dictated by prevailing economic conditions. The net book value of revalued assets included in the above was as follows:

	Leasehold Land and Buildings N’000	Plant and Machinery N’000	Total N’000

Net Book Value of revalued assets at 30 June 2012	1,080,930	617,343	1,698,273

Net Book Value of revalued assets at 30 June 2011	1,118,085	788,762	1,906,847

Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012      65.

(c)	Included in fixed assets are motor vehicles and plant and machinery purchased under finance lease arrangements (Note 20) as follows:

	Motor Vehicles N’000	Plant and Machinery N’000	Total N’000

Cost	2,391,201	10,239,301	12,630,502
Accumulated depreciation	(777,947)	(1,169,394)	(1,947,341)

Net book value	1,613,254	9,069,907	10,683,161

(d)	Included in fixed assets are motor vehicles, which the Company has leased out to third parties under operating lease arrangements. The cost of these vehicles was N3,061 million (2011: N2,609 million) with corresponding accumulated depreciation charges of N1,863 million (2011: N1,612 million) at the balance sheet date. Income from these operating lease arrangements during the year was N402.7 million (2011: N450.1 million) (Note 3).

(e)	Included in fixed asset costs are assets purchased during the year amounting to N2,737 million (2011: N2,988 million) that had not been paid for, which are included in creditors and accruals.

11.	Intangible Assets

2012
N’000

At Cost:
At 1 July 2011	2,624,211
Write-offs	(540,231)
Reclassification (Note 10(a))	3,555

At 30 June 2012	2,087,535

Ammortisation:
At 1 July 2011	1,592,931
Charge for the year	351,587
Write-offs	(540,231)
Reclassification (Note 10(a))	3,456

At 30 June 2012	1,407,743

Net Carrying Amount
At 30 June 2012	679,792

At 30 June 2011	1,031,280

66.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Notes to the Financial Statements

for the year ended 30 June 2012

12.	Long-Term Debtors and Prepayments

	2012	2011
	N’000	N’000

Due from employees (Note (a))	274,523	332,091
Long-term prepayments	247,549	343,385

	522,072	675,476

(a)	Amount due from employees represents the long term component of loans granted to employees which are secured by their gratuity benefits. No interest is charged on these loans.

13.	Stock

	2012	2011
	N’000	N’000

Finished products	2,667,228	1,554,751
Products in process	810,704	815,689
Raw and Packaging materials	6,407,505	5,182,370
Empty bottles and crates	7,519,951	7,219,299
Engineering spares	2,573,286	2,299,431
Stock in transit	2,019,845	309,592

	21,998,519	17,381,132

14.	Debtors and Prepayments

	2012	2011
	N’000	N’000

Trade debtors	4,471,619	11,032,758
Other debtors (Note (a))	3,069,358	3,693,993
Operating lease receivable	1,180,595	1,009,062
Interest receivable	6,166	1,443
Export expansion grant receivable	504,265	345,551
Prepayments	1,313,668	1,170,225
Pre-lease interest	73,135	44,619
Amount due to related companies (Note 29(a))	233,497	836,346

	10,852,303	18,133,997

(a)	Included in other debtors is an amount of N2,738 million (2011: N2,054 million) which represents dividends held with the Registrar. (Note 8(b)).

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15.	Cash and Bank Balances

	2012	2011
	N’000	N’000

Cash at bank and in hand	3,028,744	3,558,019
Short-term deposits	1,743,410	4,522,571

	4,772,154	8,080,590

(a)	Included in cash and bank balances are unclaimed dividends amounting to N1,714 million (2011: N1,094 million) held in a separate bank account in accordance with guidelines issued by the Securities and Exchange Commission. This amount is restricted from use by the Company. (Note 8(b)).

16.	Creditors and Accruals

	2012	2011
	N’000	N’000

Trade creditors	12,280,193	12,461,032
Other creditors	3,491,179	3,247,677
Pension payable (Note (a))	136	3,418
Accruals	3,805,801	3,547,741
Amount due to related companies (Note 29(a))	2,466,937	6,359,005
Finance lease obligations - current portion (Note 20(a))	2,381,178	671,283

	24,425,994	26,290,156

(a)	The balance on the pension payable account represents the amount due to the Pension Fund Administrators which is yet to be remitted as at year end. The movement on this account during the year was as follows:

	2012	2011
	N’000	N’000

Balance, beginning of year	3,418	20,165
Charge for the year	791,071	637,280
Payment during the year	(794,353)	(654,027)

Balance, end of year	136	3,418

17.	Bank Overdraft

Bank overdraft comprises various facilities obtained by the Company for working capital requirements. Total available facility at year end amounted to N39.5 billion (2011: Nil) at market related interest rates. The overdrafts are secured by a negative pledge on the Company’s assets.

18.	Deferred Taxation

The movement on the deferred tax account was as follows:

	2012	2011
	N’000	N’000

Balance, beginning of year	10,282,960	8,356,106
Charge for the year (Note 7(a))	1,301,773	1,926,854

Balance, end of year	11,584,733	10,282,960

68.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Notes to the Financial Statements

for the year ended 30 June 2012

19.	Gratuity and Long Service Awards

(a)	Gratuity and long service awards comprise:

	2012	2011
	N’000	N’000

Gratuity (Note (b))	2,417,971	2,674,576
Long service awards (Note (c))	669,105	1,065,223

	3,087,076	3,739,799

Employee gratuities and long service awards provisions are based on independent actuarial valuation done by HR Nigeria Limited using the projected unit credit basis. The principal assumptions i.e. discount rates, average pay increases and average rates of inflation used for the purpose ranged between 10% and 14% per annum. The defined benefit gratuity scheme for management and non-management staff was discontinued and frozen on 31 December 2008.

(b)	Actuarial valuation was done for the defined benefit gratuity scheme as at 30 June 2012. The movement on the gratuity provision account was as follows:

	2012	2011
	N’000	N’000

Balance, beginning of year	2,674,576	3,268,919
Charge/(write-back) for the year (Note 6(a))	176,865	(377,521)
Payments during the year	(433,470)	(216,822)

Balance, end of year	2,417,971	2,674,576

The charge for the year is made up of interest charges and actuarial gain of N301million and N124 million respectively (2011: N251 million and N628 million).

(c)	The movement on the provision for long service awards was as follows:

	2012	2011
	N’000	N’000

Balance, beginning of year	1,065,223	625,700
(Write-back)/charge for the year (Note (6(a))	(310,419)	510,129
Payment during the year	(85,699)	(70,606)

Balance, end of year	669,105	1,065,223

Included in the long service awards write-back are interest charges and actuarial gain of N310 million and N556 million respectively (2011: N48 million and actuarial loss of N393 million) during the year.

20.	Finance Lease Obligation

(a)	The movement in finance lease obligation was as follows:

	2012	2011
	N’000	N’000

Balance, beginning of year	2,004,216	1,799,455
Finance lease obtained during the year	10,043,505	708,617
Payments made during the year	(1,153,485)	(503,856)

Balance, end of year	10,894,236	2,004,216
Current portion (Note 16)	(2,381,178)	(671,283)

Non current portion of finance lease obligations	8,513,058	1,332,933

The leases are secured by legal ownership of the leased assets. The lease agreements stipulate that the Company may exercise the option to own the leased assets after the lease period.

Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012      69.

(b)	Commitments for future minimum lease payments on finance leases are as follows:

	Future value of minimum lease payments N’000	Interest N’000	Present value of minimum lease payments 2012 N’000

Between 0-1 year	3,904,361	1,523,183	2,381,178
Between 1- 2 years	3,647,422	1,157,257	2,490,165
Between 2- 3 years	3,087,480	802,083	2,285,397
Between 3- 4 years	4,187,786	450,290	3,737,496

	14,827,049	3,932,813	10,894,236

21.	Share Capital

	2012	2011
	N’000	N’000

Authorised:
2.5 billion ordinary shares of 50k each	1,250,000	1,250,000

Called up, allotted and fully paid:
1,474,925,519 ordinary shares of 50k each	737,463	737,463

22.	Revaluation Reserve

This represents the surplus arising on revaluation of certain finance leasehold properties, plant and machinery. The movement on the account was as follows:

	2012	2011
	N’000	N’000

Balance, beginning of year	3,524,134	3,296,114
Surplus on re-instated assets	—	324,575
Transfer to general reserve - assets disposed (Note 23)	(131,795)	(96,555)

Balance, end of year	3,392,339	3,524,134

23.	General Reserve

	2012	2011
	N’000	N’000

Balance, beginning of year	34,476,108	28,619,755
Transfer from revaluation reserve (Note 22)	131,795	96,555
Declared dividend (Note 8(a))	(14,749,255)	(12,168,136)
Write-back of statute barred unclaimed dividend (Note 8)	147,072	—
Transfer from profit and loss account	14,671,195	17,927,934

Balance, end of year	34,676,915	34,476,108

70.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Notes to the Financial Statements

for the year ended 30 June 2012

24.	Operating Profit Before Working Capital Changes

	2012	2011
	N’000	N’000

Profit after taxation	14,671,195	17,927,934
Adjusted for:
Taxation	6,403,755	8,249,032
Interest income	(306,990)	(203,315)
Interest expense	2,093,463	564,850

Operating profit	22,861,423	26,538,501
Adjusted for:
Depreciation of fixed assets	5,393,836	4,499,168
Reinstatement of previously impaired assets	—	(104,768)
Amortisation of intangible assets	351,587	350,800
Write-offs of fixed assets	176,599	—
Gain on disposal of fixed assets	(168,719)	(322,938)
Charge/(write-back) of gratuity	176,865	(377,521)
(Write-back)/charge of long service awards	(310,419)	510,129

	28,481,172	31,093,371

25.	Capital Commitments

Capital expenditure commitments at year end authorised by the Board comprise:

	2012	2011
	N’000	N’000

Contracted	3,083,150	2,747,562
Not contracted	22,291,061	7,850,432

	25,374,211	10,597,994

26.	Non-cancellable Operating Lease Commitments

Operating lease rentals (where the Company is the lessee) are payable as follows:

	2012	2011
	N’000	N’000

Less than one year	2,856,000	2,856,000
Between one and two years	2,380,000	2,856,000
Between two and three years	—	2,380,000

	5,236,000	8,092,000

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27.	Contingent Liabilities

(a)	Contingent liabilities at the balance sheet date arising in the ordinary course of business from assessment raised by government agencies, which are being contested and guarantees to third parties amounted to N13,540 million (2011: N11,325 million). No material loss is expected to arise from these assessments and guarantees, thus no provision has been made in these financial statements.

(b)	No provision has been made in the financial statements for contingent capital gains tax of N48 million (2011: N55 million) which might arise on disposal of revalued leasehold land and buildings at their present net book values as it is not the Directors’ present intention to sell these assets.

(c)	The Company is subject to various claims arising in the normal course of business. Contingent liabilities in respect of pending litigation and other possible claims amounted to N1,712 million (2011: N2,794 million) as at 30 June 2012. In the opinion of the Directors and based on legal advice, no material loss is expected to arise from these claims, thus no provision has been made in these financial statements.

28.	Ultimate Holding Company

The ultimate holding Company is Diageo Plc, a company incorporated in the United Kingdom.

29.	Transactions with Related Companies

(i)	Diageo Group:

The Company sources certain raw materials, engineering spares and fixed assets from companies related to its ultimate holding Company, Diageo Plc. Additionally, the Company pays Technical Service fees and Royalties to companies within the Diageo Group. At the year end, the total amount due to companies within the Diageo Group was N2,467 million (2011: N6,359 million) (Note 16), of which N689 million (2011: N1,538 million) represents unpaid Technical Service fees and Royalties. The charge for Technical Service fees and Royalties for the year is disclosed in Note 5.

Similarly, the Company incurs certain expenses on behalf of related companies, such as staff exchange programmes, workshops and training. At the year end, the total amount receivable from other companies within the Diageo Group was N233 million (2011: N836 million) (Note 14).

In addition, the Company has a Management Service Agreement (MSA) with Diageo Brands Nigeria Limited (DBN), a wholly owned subsidiary of Diageo Brands B.V. resident in Nigeria wherein it provides corporate relations, finance and accounting support services, human resources, marketing, legal and regulatory, serviced warehouse rental and logistic support. Total amount charged to DBN amounted to N610 million (2011: N875 million).

Furthermore, included as a reduction to staff costs are recharges of costs related to twenty-seven (27) employees (2011: thirty (30) employees) seconded to DBN amounting to N302 million (2011: N119 million).

(ii)	Others:

The Company leases its head office premises from Odua Investments Ltd., a shareholder on an annual basis. During the year, the Company renewed the lease for a thirty-six month (2011: twelve month) period effective September 2011 at an amount of N66 million (2011: N18 million).

30.	Segment Reporting

The Company’s primary geographical segment is Nigeria. Over 99% (2011: 99%) of the Company’s sales are made in Nigeria. Also, all of the Company’s products have identical risks and returns. No further business or geographical segment information is therefore reported.

31.	Post Balance Sheet Events

There are no significant post balance sheet events, which could have had a material effect on the financial position and performance of the Company as at 30 June 2012, which have not been adequately provided for or disclosed in the financial statements.

32.	Comparative Figures

To ensure consistency, certain prior year comparative amounts have been reclassified to conform to the current year’s presentation format.

72.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Value Added Statement

for the year ended 30 June 2012

	2012 N’000%		2011 N’000%

Turnover	126,288,184		123,663,125
Bought in materials and services
- Imported	(32,936,331)		(24,921,059)
- Local	(47,808,175)		(50,964,967)

Value added by operating activities	45,543,678		47,777,099

Interest income	306,990		203,315
Other income	790,690		809,994

Value added	46,641,358	100	48,790,408	100

Distribution of Value Added
To Government as:
Taxation	6,403,755	14	8,249,032	17
Excise duties	9,485,307	20	10,080,987	21

To Employees:
Salaries, wages and fringe benefits	8,242,215	18	7,117,637	15

To Providers of Finance:
Interest expense	2,093,463	4	564,850	1

Retained in the Business:
To replace fixed assets	5,393,836	12	4,499,168	9
To replace intangible assets	351,587	1	350,800	1
To pay proposed dividend	11,799,404	25	14,749,255	30
To augment Reserve	2,871,791	6	3,178,679	7

	46,641,358	100	48,790,408	100

Value added represents the additional wealth which the Company has been able to create. The statement shows the allocation of that wealth between government, employees, providers of finance and that retained in the business.

Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012      73.

Five – Year Financial Summary

	2012	2011	2010	2009	2008
	N’000	N’000	N’000	N’000	N’000

Results

Turnover	126,288,184	123,663,125	109,366,975	89,148,207	69,172,852
Operating Profit	22,861,423	26,538,501	20,786,191	19,806,485	15,799,575

Profit before taxation	21,074,950	26,176,966	19,988,735	18,991,762	17,092,950
Profit after taxation	14,671,195	17,927,934	13,736,359	13,541,189	11,860,880
Dividend declared	(14,749,255)	(12,168,136)	(11,061,941)	(18,879,045)	(6,637,165

Employment of Funds
Fixed assets	63,709,332	46,098,557	38,244,541	35,897,959	36,733,310
Intangible assets	679,792	1,031,280	1,382,080	1,806,834	1,311,466
Long term debtors and prepayments	522,072	675,476	442,530	399,293	533,823
Net current (liabilities)/assets	(1,373,825)	7,833,871	7,679,348	4,622,693	10,759,465
Deferred taxation	(11,584,733)	(10,282,960)	(8,356,106)	(8,093,952)	(7,886,464)
Finance lease obligation	(8,513,058)	(1,332,933)	(1,298,655)	—	—
Gratuity and long service awards	(3,087,076)	(3,739,799)	(3,894,619)	(3,108,126)	(4,589,043)

Total Net Assets	40,352,504	40,283,492	34,199,119	31,524,701	36,862,557

Funds Employed
Share capital	737,463	737,463	737,463	737,463	737,463
Share premium	1,545,787	1,545,787	1,545,787	1,545,787	1,545,787
Revaluation reserve	3,392,339	3,524,134	3,296,114	3,303,146	3,737,615
General reserve	34,676,915	34,476,108	28,619,755	25,938,305	30,841,692

Shareholders’ Funds	40,352,504	40,283,492	34,199,119	31,524,701	36,862,557

Per 50k share data:
Basic earnings per share	995k	1,216k	931k	918k	804k
Declared dividend per share	1,000k	825k	750k	1,280k	450k
Net assets	2,736k	2,731k	2,319k	2,137k	2,499k

74.  Guinness Nigeria Plc  |  Annual Report & Financial Statements 2012

Shareholders’ Information

Share Capital History

The share capital history of the Company is as shown below. The issued and paid-up share capital of the Company as at 30 June 2012 is:

	AUTHORISED SHARE CAPITAL		ISSUED AND FULLY PAID
DATE	VALUE (N)	SHARES	VALUE(N)	SHARES	CONSIDERATION

31-08-72	3,000,000	6,000,000	3,000,000	6,000,000	Conversion to Naira
14-12-72	5,000,000	10,000,000	5,000,000	10,000,000	Scrip Issue (2:3)
30-03-76	8,000,000	16,000,000	8,000,000	16,000,000	Scrip Issue (3:5)
05-11-76	10,000,000	20,000,000	10,000,000	20,000,000	Public Issue
11-03-77	15,000,000	30,000,000	15,000,000	30,000,000	Scrip Issue (1:2)
28-09-78	25,000,000	50,000,000	25,000,000	50,000,000	Scrip Issue (2:3)
21-02-80	37,500,000	75,000,000	37,500,000	75,000,000	Scrip Issue (1:2)
25-02-82	50,000,000	100,000,000	50,000,000	100,000,000	Scrip Issue (1:3)
15-03-84	75,000,000	150,000,000	75,000,000	150,000,000	Scrip Issue (1:2)
13-03-84	100,000,000	200,000,000	100,000,000	200,000,000	Scrip issue (1:3)
26-07-90	150,000,000	300,000,000	150,000,000	300,000,000	Scrip Issue (1:2)
18-07-90	200,000,000	400,000,000	180,000,000	360,000,000	Rights Issue(1:5)
29-09-95	350,000,000	700,000,000	270,000,000	540,000,000	Right Issue (1:2)
02-01-97	350,000,000	700,000,000	339,519,721	679,039,441	Conversion of ICLS to shares
19-06-97	400,000,000	800,000,000	350,519,721	679,039,441
16-07-97	400,000,000	800,000,000	350,733,576	701,467,151	Scrip Dividend to Shares
13-07-98	400,000,000	800,000,000	353,982,125	707,964,249	Scrip Dividend to Shares
20-11-02	1,000,000,000	2,000,000,000	353,982,125	707,964,249	Increase in authorised share capital
20-11-03	1,000,000,000	2,000,000,000	89,970,207	1,179,940,415	Bonus issue (2:3)
16-11-06	1,000,000,000	2,000,000,000	737,462,759	1,474,925,519	Bonus issue (1:4)
10-07-08	1,250,000,000	2,500,000,000	737,462,759	1,474,925,519	Increase in authorised share capital

Substantial Interest in Shares:

According to the Register of Members, the following persons held more than 5% of the issued share capital of the Company on 30 June 2012.

Shareholders	Number of Shares	Percentage

Guinness Overseas Limited	678,958,195	46.03%
Atalantaf Limited	114,613,969	7.77%